MSGI Technology Solutions, Inc. 8-K

Exhibit 16.2

July 24, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE: MSGI Technology Solutions, Inc.

We have read the statements that we understand MSGI Technology Solutions, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm, except as follows:

In the first and second calendar quarters of 2011, as the result of MSGI Technology Solutions, Inc receiving two comment letters from the Staff of the Securities and Exchange Commission dated March 1, 2011 and July 14, 2011, we advised the registrant that these comments, if further investigated, more-likely-than-not would have a material impact on the fairness or reliability of previously issued audited and unaudited financial statements and corresponding audit reports; and, as the result of additional information coming to our attention (in the form of conversations with the Staff of the Securities and Exchange Commission and the results of a valuation report the registrant obtained from an independent valuation firm), we concluded and advised, this information would have a material impact on the fairness or reliability of previously issued audited and unaudited financial statements and corresponding audit reports. However, as a result of MSGI Technology Solutions going dormant, the issues were not resolved to our satisfaction.

We have no basis to agree or disagree with other statements under made under Item 4.01.

Yours truly,

L J Soldinger Associates, LLC

Deer Park, Illinois